UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ASHFORD HOSPITALITY PRIME, INC.

(Name of the Registrant as Specified in its Charter)

SESSA CAPITAL (MASTER), L.P.

SESSA CAPITAL GP, LLC

SESSA CAPITAL IM, L.P.

SESSA CAPITAL IM GP, LLC

JOHN E. PETRY

LAWRENCE A. CUNNINGHAM

PHILIP B. LIVINGSTON

DANIEL B. SILVERS

CHRIS D. WHEELER

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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2016 ANNUAL MEETING OF STOCKHOLDERS OF

ASHFORD HOSPITALITY PRIME, INC.

PROXY STATEMENT

OF

SESSA CAPITAL

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

February 26, 2016

To Our Fellow Stockholders:

This Proxy Statement and the enclosed WHITE proxy card are being furnished to holders of voting shares of Ashford Hospitality Prime, Inc., a Maryland corporation (the “Company,” “Ashford Prime” or “AHP”), in connection with the solicitation of proxies by Sessa Capital (Master), L.P. (“Sessa”), Sessa Capital GP, LLC (“Sessa GP”), Sessa Capital IM, L.P. (“Sessa IM”), Sessa Capital IM GP, LLC (“Sessa IM GP”) and John E. Petry (collectively, “we,” “us” or “Sessa Capital”) for use at the 2016 annual meeting of stockholders of the Company, including any adjournments or postponements thereof and any meeting called in lieu thereof (the “Annual Meeting”).

SESSA CAPITAL IS CONDUCTING THIS PROXY SOLICITATION AND IS NOT ACTING ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

We are soliciting your proxy to be used at the Annual Meeting to elect Lawrence A. Cunningham, Philip B. Livingston, John E. Petry, Daniel B. Silvers and Chris D. Wheeler as directors of the Company (each a “Nominee” and, collectively, the “Nominees”).

Except as set forth in this Proxy Statement, Sessa Capital is not aware of any other matter to be considered at the Annual Meeting. However, if Sessa Capital learns of any other proposals made at a reasonable time before the Annual Meeting, Sessa Capital will either supplement this Proxy Statement and provide stockholders with an opportunity to vote by proxy directly on such matters, or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the WHITE proxy card solicited by Sessa Capital will vote such proxies in their discretion with respect to such matters.

The Company has not yet announced the date of the Annual Meeting, although the Company’s annual meeting of stockholders has previously been held in May. Sessa Capital is soliciting proxies for use at the Annual Meeting whenever it may be held. Similarly, the Company has not yet selected the time and location for the Annual Meeting or set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”).

As of the date of this Proxy Statement, Sessa Capital beneficially owns 2,330,726 shares of AHP’s common stock, par value $0.01 per share (“Common Stock”), representing 8.2% of the outstanding Common Stock, and is the Company’s third largest stockholder.

Sessa Capital is seeking your proxy to vote FOR the election of our Nominees.

OUR NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL STOCKHOLDERS. WE BELIEVE THAT YOUR VOICE IN THE FUTURE OF ASHFORD PRIME CAN BEST BE EXPRESSED THROUGH THE ELECTION OF OUR NOMINEES. ACCORDINGLY, SESSA CAPITAL URGES YOU TO VOTE YOUR WHITE PROXY CARD FOR OUR NOMINEES.

Please sign and date the WHITE proxy card supplied by Sessa Capital and return it in the enclosed postage-paid envelope whether or not you attend the meeting. This Proxy Statement is first being sent or given to stockholders on or about February 26, 2016.

If your shares are held in the name of a brokerage firm, bank or other custodian on the Record Date, only that firm can vote those shares and, with respect to the election of directors, only upon receipt of your specific instructions. Accordingly, we urge you to contact the person responsible for your account and instruct that person to sign and return on your behalf the WHITE proxy card as soon as possible.

YOUR VOTE IS IMPORTANT. If you agree with the reasons for Sessa Capital’s solicitation set forth in this Proxy Statement and believe that the election of our Nominees to the Board of Directors (the “Board”) of Ashford Prime can make a difference, please vote for the election of our Nominees, no matter how many or how few shares you own.

WE URGE YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY SIGNING AND RETURNING A LATER-DATED WHITE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR BY DELIVERING A WRITTEN NOTICE OF REVOCATION TO SESSA CAPITAL OR TO THE SECRETARY OF THE COMPANY.

Thank you for your support.

On behalf of Sessa Capital,

John E. Petry

IF YOU HAVE ANY QUESTIONS, REQUIRE ASSISTANCE IN VOTING THE WHITE PROXY CARD, OR NEED ADDITIONAL COPIES OF OUR PROXY MATERIALS, PLEASE CONTACT OUR PROXY SOLICITOR AT THE PHONE NUMBER LISTED BELOW:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

REASONS FOR THIS SOLICITATION

As of the date of this Proxy Statement, Sessa Capital beneficially owns an aggregate of 2,330,726 shares of Common Stock, making it the Company’s third largest stockholder. We are soliciting your support to elect our Nominees at the Annual Meeting because we have little confidence that AHP’s Board, as currently composed, has the objectivity and commitment to take the steps necessary to enhance stockholder value.

The value of the Company’s shares since the first day of regular-way trading of the Common Stock on November 20, 2013 to January 15, 2016, the date we announced our intention to nominate the Nominees for election to the Board (the “Nomination Date”), declined approximately 50.9%. In this same period, the Dow Jones U.S Hotel & Lodging REITs Index was down only approximately 19.4% and the S&P 500 was up approximately 5.6%.

AHP’s performance slide abated somewhat following the Company’s announcement on August 28, 2015 that it would pursue strategic initiatives. However, as of February 25, 2016, the Company has remained virtually silent on the status of its strategic review process. The Common Stock has since resumed its decline, falling by approximately 26.6% between the closing price on the date of the August 28th announcement and the Nomination Date.

We believe the Board’s slow pace of action on strategic initiatives is due to conflicts of interest, which we discuss below.

Interlocking Directors / Officers of the Company and Ashford Inc. (“AINC”)

Management of the Company’s operations is provided by AINC under an advisory agreement. The Company’s Chairman and Chief Executive, Monty J. Bennett, also serves as Chairman and Chief Executive Officer of, and is a significant stockholder of, AINC. Chairman Bennett and AINC President Douglas A. Kessler serve on the Company’s Board. AINC receives substantial payments from the Company based upon the Company’s total enterprise value, a measurement that enriches AINC with the growth of assets. As of Chairman Bennett’s Schedule 13D filing on September 17, 2015, he was the beneficial owner of 317,226.82 shares (15.9%) of AINC’s common stock and stood to receive another 195,579 shares (8.9%) under a deferred compensation plan. In addition, as of January 22, 2016, Chairman Bennett’s father owned 4.2% of AINC’s common stock. Under a proposed acquisition agreement with Remington Holdings LP (“Remington”) and other parties announced by AINC in September 2015, Chairman Bennett and his father’s ownership of AINC would increase substantially.

Termination Fee and Board Approvals

The Company’s advisory agreement with AINC has a “termination fee” provision that is triggered by multiple events. The termination fee has been estimated by Chairman Bennett as between $4.00 and $5.00 per fully diluted share1, or almost $150 million, and is paid to a related entity, AINC, which is controlled by Chairman Bennett. Chairman Bennett holds a proportionally much greater percentage ownership interest in AINC, on a fully diluted and as converted basis, as he does in the Company, giving him a financial incentive to favor AINC. Chairman Bennett’s proposed Remington-AINC transaction would greatly expand this differential. A fee of this amount is about 17 times the Company’s annualized base advisory fee paid to AINC, based on amounts paid in 2015. If Chairman Bennett’s estimate of $4.00 to $5.00 per fully diluted share is correct, the Company would likely pay more to terminate the advisory agreement than it would pay in base fees for the remainder of the advisory agreement’s entire 10-year term, based on the Company’s current market capitalization. The fee would represent approximately 43% of the Company’s market capitalization (on a fully diluted basis) as of the close of trading on February 25, 2016.

On May 13, 2014, November 3, 2014 and again on June 10, 2015, Ashford Prime amended and restated its advisory agreement with AINC. While the initial advisory agreement was entered into in connection with the 2013 spin-off of AHP from Ashford Hospitality Trust, Inc., the amendments the current Board approved to the termination fee serve to increase its size and apply it in more circumstances than the initial agreement.

[1]	Statement made by Chairman Bennett at AHP’s Analyst-Investor Day on October 20, 2015.

Advisory Fee and Proxy Penalty

The current Board approved changes to the advisory agreement that relinquish considerable corporate authority to AINC, the Company’s external advisor. In the 2015 amendment to the advisory agreement, the Board granted AINC de facto veto power over the sale of more than one hotel asset in a year by applying the termination fee to any such transaction. In contrast, the Company may purchase an unlimited number of hotels. Despite claiming in its 2014 Annual Report on Form 10-K that, “we may selectively sell hotels that are no longer consistent with our investment strategy or as to which returns appear to have been maximized,” such sales are impractical given the restrictions on asset sales that the Board voluntarily conceded to in contradiction to their stated “Disciplined Capital Allocation Strategy”. The 2015 amendment replaced the former change of control event that was triggered upon the Company’s sale of all or substantially all of its assets, with a provision deeming a change of control to have occurred if the Company sells “(i) two or more hotels (or, if a greater value, 20% of the gross book value of the Company’s assets) in any calendar year, or (ii) four or more hotels (or, if a greater value, 30% of the gross book value of the Company’s assets) over any three year period, exclusive of assets sold or contributed to a platform also advised by [AINC].” In our view, the amended fee makes a fair strategic process virtually impossible because it triggers a termination fee of almost $150 million upon the sale of any significant hotel assets – other than to an entity advised by AINC.

In addition to effectively restricting the ability of the Company to sell any significant hotel assets, as described above, the 2015 amendment inserted a change of control provision that penalizes stockholders should they elect a slate of directors other than directors approved by AHP’s incumbent directors (the “Proxy Penalty”). Following such a change of control, AINC may terminate the advisory agreement, stop providing services, and collect a substantial termination fee. The Proxy Penalty attempts to restrict stockholders’ freedom to elect directors of their choosing by precipitating a materially adverse effect on the Company in the event they choose to elect directors other than the incumbents. Sessa Capital has filed suit against the Company, the Company’s directors, AINC and Ashford Hospitality Advisors LLC seeking rulings that the directors of the Company breached their fiduciary duties by inserting the Proxy Penalty into the Company’s advisory agreement with AINC and that AINC aided and abetted the directors’ breach of fiduciary duty. In the lawsuit, Sessa Capital seeks an injunction prohibiting AHP from paying a termination fee triggered by stockholders choosing to elect new directors constituting a majority of the AHP Board.

Share Issuance

On June 11, 2015, the Company issued $65 million of 5.5% convertible preferred stock to fund a hotel acquisition. The preferred stock is immediately convertible into Common Stock at a price of $18.90 per share. The conversion price is materially less than Chairman Bennett’s estimate of the value of AHP two months later. Speaking during the Company’s earnings call on August 7, 2015, Chairman Bennett stated, “From a valuation perspective, we believe shares of [AHP] are currently trading at a significant discount to where similar assets are trading in the private market. … We believe these private market cap rates would imply share prices for [AHP] of … $27.60.” The $18.90 conversion price represented a 32% discount to Chairman Bennett’s $27.60 estimate.

Share Purchase of Affiliated Entity

On July 31, 2015, the Company entered into a block trade with an unaffiliated third party to purchase approximately 175,000 shares of AINC common stock at $95.00 per share, for a total cost of approximately $16.6 million. The purchase price represented a 59% premium over the July 31 closing price of $59.63. AINC had not traded at $95.00 per share since June 5, 2015, almost two months earlier.

The Company’s purchase of AINC stock permitted Chairman Bennett to increase his indirect voting control over AINC. As described above, according to AINC’s preliminary proxy statement filed with the Securities and Exchange Commission (“SEC”) on January 27, 2016, Chairman Bennett owns 11% of AINC. Coupling Chairman Bennett’s 11% stake with the 29.8% owned by Ashford Hospitality Trust, Inc. (another company for which Chairman Bennett serves as Chairman and Chief Executive Officer) and the Company’s stock holdings, the total exceeds 50%.

Hedge Fund Investment in Chairman’s Hedge Fund

During 2015, Ashford Prime invested in excess of $50 million in AIM Real Estate Hedged Equity (U.S.) Fund, LP, a hedge fund controlled by AINC and Chairman Bennett. According to the Company’s Quarterly Report on Form 10-Q for the third quarter, in order to make the hedge fund investment, the Company relinquished all of its marketable securities, including U.S. treasury bills, publicly traded equity securities and put and call options on certain publicly traded equity securities. The hedge fund interest that the Company received in return is not freely marketable, and the investment can only be redeemed at the end of a month, after 45 days’ notice of the withdrawal.

Divestment of Board’s Power to Appoint Chief Executive Officer

In the 2015 amendment to the advisory agreement, the Company agreed to a provision that divested the Board of its authority to appoint the Company’s chief executive officer. Specifically, the provision says, “if the Board of Directors ever elects to appoint officers of the Company other than those provided by [AINC], the person appointed as the chief executive officer by [AINC] shall be deemed the “Designated Chief Executive Officer” of the Company and shall have customary responsibilities and authority of a chief executive officer” (emphasis added). The provision essentially eliminated one of the key governance powers of the Board: to appoint the Company’s senior executive officer.

Penny Preferred Voting Shares to Chairman and Partners

After Sessa notified the Company that Sessa intended to nominate candidates for election to the Board, the Board took defensive steps, announcing it would issue 4.375 million shares of preferred stock for $.01 per share (the “Penny Preferred”), or $43,750 in the aggregate. The Penny Preferred purports to be entitled to vote on a share-for-share basis with the Common Stock and would constitute 13.3% of the voting shares. The Board plans to issue it to holders of units in AHP’s operating partnership, a group that predominately consists of AINC employees and includes Chairman Bennett, who personally stands to receive more than 1,270,000 shares of Penny Preferred or approximately 3.9% of the voting shares on a fully diluted basis. The issuance was authorized by AHP’s Board without being submitted to stockholders for approval. On February 17, 2016, Sessa Capital sent a letter to the New York Stock Exchange (“NYSE”) questioning whether the Penny Preferred violates NYSE rules meant to protect stockholders’ rights, including those pertaining to the reduction of voting rights of common stockholders and requiring stockholder approval for stock issuances to insiders.

Vote for Our Nominees

We believe that the conflicts of interest and decisions by AHP’s directors discussed above show that the current Board is not sufficiently devoted to the best interest of stockholders. We believe the Proxy Penalty protects the incumbency of the current Board. We believe that the share purchase transaction, hedge fund investment and delegation to AINC of its power to appoint the Company’s chief executive officer all benefit Chairman Bennett at the Company’s expense to the detriment of all disinterested stockholders. We believe that the Company’s poor stock performance is directly related to the above-mentioned conflicts and that only new directors can give the market confidence in the Company going forward. In our view, these transactions demonstrate the need for new blood and fresh views in the boardroom. We are also concerned by the lack of disclosed progress on the strategic review process.

In response to the developments described above, we have identified and are submitting for election at the Company’s Annual Meeting a slate of five highly qualified and capable directors with valuable and relevant credentials and skill-sets that are ready to identify and explore opportunities and unlock value for stockholders. Each of the Nominees will act independently of AINC and in the Company’s best interests. The Nominees each bring substantial experience, a diverse set of relevant skills and independent perspectives, and we selected them specifically for what we believe to be their ability to foster the boardroom dynamics that are required to unlock significant further value for ALL stockholders. We urge stockholders to support us in this effort by voting “FOR” our Nominees on the WHITE proxy card.

The Nominees recognize that as members of the Board they will owe fiduciary duties to ALL of the Company’s stockholders. Except as set forth in this Proxy Statement, none of our Nominees has any contract, arrangement or understanding with the Company or AINC, and no other direct or indirect financial interest, by security holdings or otherwise, concerning the Company or AINC, the disclosure of which is required by Item 5(b)(1) of Schedule 14A.

WE STRONGLY RECOMMEND A VOTE FOR THE ELECTION OF OUR NOMINEES

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s Board currently consists of seven directors. Directors hold office until the Company’s next annual meeting following their election or until their successors have been elected and qualified. We believe seven directors are to be elected to the Board at the Annual Meeting. Directors will be elected by a plurality of all the votes cast at the Annual Meeting. Abstentions and broker non-votes, if any, will have no effect on the result of this vote.

Sessa Capital recommends that stockholders elect Lawrence A. Cunningham, Philip B. Livingston, John E. Petry, Daniel B. Silvers and Chris D. Wheeler as directors of the Company at the Annual Meeting. Each of our Nominees has consented to being named in this Proxy Statement as a nominee and to serving as a director if elected and has further agreed, if elected, to abide by all policies of the Board as may be in place at any time and from time to time. If elected, the initial term of each Nominee will be until the next annual meeting of stockholders and until his successor shall have been duly elected and qualified in accordance with the Company’s Bylaws. We have no knowledge of any facts that would prevent the determination that each of the Nominees is independent in accordance with the corporate governance standards of the Company and the pertinent listing standards of the New York Stock Exchange.

Sessa Capital believes good corporate governance requires that the Board be comprised of independent-minded directors, not tied to management, who bring a diverse set of relevant skills and experience to their board service. Accordingly, Sessa Capital has proposed five highly qualified nominees who have the independence from management as well as the experience required to improve oversight in this underperforming company.

Nominees

Set forth below is background information about our Nominees, including their names, ages, principal occupations and employment and publicly company directorships held during the past five years, as well as a description of the qualifications, attributes or skills that led to the conclusion that the should serve as directors of the Company. Please see the section of this Proxy Statement titled “Information About Sessa Capital and Participants” and Appendix A for additional information about our Nominees.

Lawrence A. Cunningham	Lawrence A. Cunningham, age 53, has been the Henry St. George Tucker III Research Professor at The George Washington University Law School in Washington D.C. since 2007 where he also served as an Executive Board Member of the University’s Center for Law, Economics and Finance (C-LEAF), and the Director of C-LEAF in New York. He previously served as Professor of Law and Business at Boston College Law School from 2001 to 2007, including a two-year term as Associate Dean from 2005 to 2007, and Professor of Law and Director of the Samuel and Ronnie Heyman Center on Corporate Governance at Cardozo School of Law in New York City from 1992 to 2000. Prior to that time, Mr. Cunningham served as of counsel for Roberts, Sheridan & Kotel from 1994 to 2000 and practiced corporate law with Cravath, Swaine & Moore from 1988 to 1994, engaging in the areas of governance, securities, and mergers and acquisitions in both roles. Mr. Cunningham has published over forty research articles addressing corporate governance and related matters in academic journals such as Columbia Law Review, as well as numerous other works on corporate governance matters in periodicals such as Directors & Boards, The New York Times and The Wall Street Journal. He has also authored a number of books, including The Essays of Warren Buffett: Lessons for Corporate America, in collaboration with Warren Buffett. He is a Member of the Dean’s Council of Lerner College of Business of the University of Delaware and of the Editorial Board of the Museum of American Finance in New York. Mr. Cunningham received a B.A. in Economics from the University of Delaware and a J.D. from Cardozo School of Law in New York City. We believe that Mr. Cunningham’s expertise in corporate culture, governance and law, including the obligations of directors and officers to their corporations and stockholders, makes him well-qualified to serve as a director of the Company.

Philip B. Livingston	Philip Livingston, age 58, was the Chief Executive Officer and a director of Ambassadors Group, Inc., a provider of educational travel experiences and online educational research materials, from May 2014 to October 2015. Prior to joining Ambassadors Group, Mr. Livingston was Chief Executive Officer of LexisNexis Web Based Marketing Solutions, a provider of software applications and marketing services for the legal industry, until October 2013. He joined LexisNexis in April 2009 as Senior Vice President of Practice Management and served in executive management positions from April 2009 to October 2013. In the past, Mr. Livingston served as Chief Financial Officer for Celestial Seasonings, Inc., Catalina Marketing Corporation and World Wrestling Entertainment. From 1999 to 2003, he served as President of Financial Executives International, the leading professional association of chief financial officers and controllers. In that role he led the organization’s support of regulatory and corporate governance reforms culminating in the Sarbanes-Oxley Act. Mr. Livingston earned a B.A. in Business Management and a B.S. in Government and Politics from the University of Maryland and a M.B.A. in Finance and Accounting from the University of California, Berkeley. Mr. Livingston currently serves as a director of Ambassadors Group and Rand Worldwide, Inc. In the past, he has served on numerous public and private company boards, including Broadsoft Corporation, Nexsan Technologies, Insurance Auto Auction, Cott Corporation, MSC Software, Approva Corporation, QLT, Inc., Catalina Marketing Corporation, Intrado Corporation, SITO Mobile and Seitel Inc. We believe that Mr. Livingston’s experience in public company leadership and corporate finance makes him well-qualified to serve as a director of the Company.

John E. Petry	John Petry, age 44, founded Sessa Capital in November 2012 and since that time has served as Sessa Capital’s managing member and sole portfolio manager responsible for portfolio management, risk management, and overseeing research. Prior to founding Sessa Capital, Mr. Petry was a Senior Investment Principal and Chief Operating Officer at Columbus Hill Capital Management, an opportunistic credit hedge fund that focused on distressed investing, from November 2010 to February 2012, and a Partner at Gotham Capital, a private hedge fund sponsor where he employed a value-based approach to investing, from July 1997 to October 2010. During that time, Mr. Petry also managed the hedge fund Sissa Capital. Prior to Gotham Capital, he was an Analyst at Opus Capital, a value-oriented hedge fund, from 1995 to 1997 and an Associate at Conning and Company from 1993 to 1995. Mr. Petry graduated from The Wharton School of the University of Pennsylvania with a B.S. in Economics in 1993. We believe that Mr. Petry’s experience and knowledge in investments makes him well-qualified to serve as a director of the Company.

Daniel B. Silvers	Daniel B. Silvers, age 39, has served as the Founder and Managing Member of Matthews Lane Capital Partners LLC, an investment firm, since June 2015. From March 2009 to June 2015, Mr. Silvers served as President of SpringOwl Asset Management LLC (including predecessor entities), an investment management firm. From April 2009 to October 2010, Mr. Silvers also served as President of Western Liberty Bancorp, an acquisition-oriented holding company that acquired and recapitalized a community bank in Las Vegas, Nevada. Mr. Silvers joined a predecessor of SpringOwl from Fortress Investment Group, a leading global alternative asset manager, where he worked from 2005 to 2009 as Vice President. Prior to joining Fortress, Mr. Silvers was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co., Inc. from 1999 to 2005. Mr. Silvers currently serves on the boards of directors of Forestar Group Inc. and India Hospitality Corp. He has previously served on the boards of directors of International Game Technology, Universal Health Services, Inc. and bwin.party digital entertainment plc. In 2015, Mr. Silvers was featured in the National

Association of Corporate Directors’ “A New Generation of Board Leadership: Directors Under Age 40” list of emerging corporate directors. Mr. Silvers holds a B.S. in Economics and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. He has also received a Corporate Governance certification through the Director Education & Certification Program at the UCLA Anderson School of Management. We believe that Mr. Silvers’ experience in the hospitality sector, corporate finance, capital allocation, capital markets and public company governance make him well-qualified to serve as a director of the Company.

Chris D. Wheeler	Chris D. Wheeler, age 59, has been a partner at Triton Atlantic Partners, LLC since March 2009. Triton Atlantic is a real estate development and management company specializing in acquiring, developing and managing residential, resort, multi-family and commercial projects for owners and investors throughout the United States and Caribbean. Mr. Wheeler served as Chairman and Chief Executive Officer of Gables Residential Trust, a real estate investment trust formerly listed on the NYSE that specialized in the development and management of multifamily residences, from 1999 to 2005. He commenced working at Gables as a trustee and Senior Vice President following Gables’ acquisition of the business and properties of the South Florida operations of Trammell Crow Residential in April 1998. Previously, Mr. Wheeler had 16 years’ experience with various Trammell Crow entities, most recently as Group Managing Partner for Trammell Crow Residential where he oversaw its multifamily residential operations throughout the Southeast, Mid-Atlantic and Northeast regions. Mr. Wheeler has served on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT), as a director on the Executive Committee of the National Multi Housing Council and the board of directors of the National Association of Home Builders. He graduated with honors from the California Institute of Technology with a major in Applied Physics, and received a M.B.A. from Harvard Graduate School of Business. We believe that Mr. Wheeler’s significant experience in real estate development, management and financing, as well as in real estate investment trust leadership, makes him well-qualified to serve as a director of the Company.

Sessa Capital does not expect that any of our Nominees will be unable to stand for election, but in the event that a vacancy in the slate of our Nominees should occur unexpectedly because any Nominee is unable to serve on the Board or for good cause will not serve on the Board, the shares represented by the WHITE proxy card will be voted for a substitute candidate selected by Sessa Capital, to the extent this is not prohibited under the Company’s Bylaws and applicable law, in each case in light of the specific facts and circumstances surrounding such substitution. Should Sessa Capital determine that it is necessary to add nominees in accordance with the Bylaws and applicable law, whether because the Company expands the size of the Board subsequent to the date of this Proxy Statement or for any other reason, Sessa Capital will supplement this Proxy Statement.

WE STRONGLY URGE YOU TO VOTE FOR THE ELECTION OF OUR NOMINEES BY SIGNING, DATING AND RETURNING YOUR WHITE PROXY CARD TODAY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

The accompanying WHITE proxy card provisionally includes a proposal ratifying the appointment of Ernst & Young LLP (or such other independent registered public accounting firm as may be appointed by the Company’s audit committee and set forth in the Company’s proxy statement for the Annual Meeting) as the Company’s independent registered public accounting firm for 2016; however, the proxy card can only be voted on this proposal if the proposal is actually presented at the Annual Meeting. The affirmative vote of a majority of all of the votes cast at the Annual Meeting will be required to ratify the appointment of AHP’s independent auditors for 2016, if this proposal is presented at the Annual Meeting. Abstentions and broker non-votes, if any, will have no effect on the result of this vote. You may vote for or against, or you may abstain from voting on, this proposal, and the accompanying WHITE proxy card will be voted on this proposal in accordance with your instruction thereon if this proposal is presented at the Annual Meeting. If you do not indicate any voting instruction, you will be deemed to have given a direction to ABSTAIN from voting the shares represented by the WHITE proxy card with respect to the possible ratification of the appointment of the Company’s independent registered public accounting firm. We are not making any recommendation on this matter.

Except as set forth in this Proxy Statement, Sessa Capital is not aware of any other matter to be considered at the Annual Meeting. However, if Sessa Capital learns at a reasonable time before the Annual Meeting of any other proposals to be made, Sessa Capital will either supplement this Proxy Statement and provide stockholders with an opportunity to vote by proxy directly on such matter or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the WHITE proxy card solicited by Sessa Capital will vote such proxies in their discretion.

Any disclosures made in this Proxy Statement with respect to persons or entities other than Sessa Capital or the Nominees are made on information and belief after making inquiry to the appropriate party or after review of publicly-available information.

INFORMATION ABOUT SESSA CAPITAL AND OTHER PARTICIPANTS

Information about Sessa Capital and the Nominees (collectively, the “Participants”), including information as to any substantial interest, direct or indirect, by security holdings or otherwise, that they may have with respect to the various proposals to be voted on at the Annual Meeting is set forth below.

Sessa Capital

The principal business address of each member of Sessa Capital is 1350 Avenue of the Americas, Suite 3110, New York, New York 10019.

Sessa, a Cayman Islands exempted limited partnership, is an investment partnership. Sessa GP, a Delaware limited liability company, is the sole general partner of Sessa and is primarily engaged in the management of Sessa. Sessa IM, a Delaware limited partnership, is a registered investment adviser and Sessa’s investment adviser. Sessa IM GP, a Delaware limited liability company, is the sole general partner of Sessa IM and is primarily engaged in the management of Sessa IM. Mr. Petry, a United States citizen, is the manager of each of Sessa GP and Sessa IM GP.

Nominees

Please see “Proposal No. 1: Election of Directors” for biographical information about our Nominees.

The principal business address of each of our Nominees other than Mr. Petry is set forth below:

Name	Business Address
Lawrence A. Cunningham	c/o George Washington University Law School 2000 H Street, NW Washington, DC 20052

Philip B. Livingston	7145 Cedarwood Circle Boulder, Colorado 80301

Daniel B. Silvers	c/o Matthews Lane Capital Partners LLC 250 West 57th Street, Suite 2223 New York, New York 10107

Chris D. Wheeler	c/o Triton Atlantic Partners, LLC Riverwalk Plaza – Fourth Floor 333 North New River Drive East Fort Lauderdale, Florida 33301

Beneficial Ownership of Common Stock

The following table sets forth the names and the number of shares of Common Stock of AHP beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) as of February 25, 2016 by each Participant. Except as described below, each member of Sessa Capital has sole voting power and sole dispositive power with regard to the number of shares of Common Stock beneficially owned.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Outstanding Common Stock(1)
Sessa Capital (Master), L.P.	2,330,726	8.2%
Sessa Capital GP, LLC (2)	2,330,726	8.2%
Sessa Capital IM, L.P. (3)	2,330,726	8.2%
Sessa Capital IM GP, LLC (4)	2,330,726	8.2%
John E. Petry (5)	2,330,726	8.2%
Lawrence A. Cunningham	—	—
Philip B. Livingston	4,000	*
Daniel B. Silvers	—	—
Chris D. Wheeler	—	—

*	Less than 1%.
(1)	All percentages are based on the 28,471,775 shares of Common Stock outstanding as of January 26, 2016, as reported in the Company’s S-3 Registration Statement filed on February 4, 2016.
(2)	Sessa Capital GP, LLC is the sole general partner of Sessa and, as such, may be deemed to be the beneficial owner of shares of Common Stock held for Sessa’s account.
(3)	Sessa Capital IM, L.P. is the investment advisor for Sessa and, as such, may be deemed to be the beneficial owner of shares of Common Stock held for Sessa’s account.
(4)	Sessa Capital IM GP, LLC is the sole general partner of Sessa IM, the investment advisor for Sessa and, as such, may be deemed to be the beneficial owner of shares of Common Stock held for Sessa’s account.
(5)	John E. Petry is the manager of each of Sessa GP and Sessa IM GP and, as such, may be deemed to be the beneficial owner of shares of Common Stock held for Sessa’s account.

Additional information concerning transactions in securities of the Company effected during the past two years by Sessa Capital and the Nominees is set forth in Appendix A to this Proxy Statement.

Sessa may effect purchases of shares of Common Stock through margin accounts maintained for it with brokers, which extend margin credit as and when required to open or carry positions in their margin accounts, subject to applicable federal margin regulations, stock exchange rules and such firms’ credit policies. Positions in shares of Common Stock may be held in margin accounts and may be pledged as collateral for security for the repayment of debt balances in such accounts. Such margin accounts may from time to time have debit balances. Because other securities may be held in such margin accounts, it may not be possible to determine the amounts, if any, of margin used to purchase shares of Common Stock.

Except as set forth in this subsection or in Appendix A hereto, no Participant, and no associate of any Participant, owns beneficially, directly or indirectly, or of record but not beneficially, any securities of the Company, or any parent or subsidiary of the Company, nor has any Participant purchased or sold any securities of the Company within the last two years.

Nominee Consents, Indemnification Agreements and Director Fees

Each of Messrs. Cunningham, Livingston, Petry, Silvers and Wheeler has consented to being named in this Proxy Statement as a Nominee and to serving as a director of the Company if elected.

Pursuant to nomination agreements entered into by each of Messrs. Cunningham, Livingston, Petry, Silvers and Wheeler with Sessa, each of Sessa, Sessa GP, Sessa IM and Sessa IM GP have agreed to indemnify and hold harmless each Nominee from any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees, and any and all reasonable costs and expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, any civil, criminal, administrative or arbitration action, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation asserted against, resulting, imposed upon, or incurred or suffered by such Nominee, directly or indirectly, as a result of or arising from Sessa Capital’s proxy solicitation and any related transactions. Such indemnification provisions of the nominee agreements only cover such Nominees’ service as a nominee and not, if elected, as a director of the Company.

If elected, each Nominee would receive such directors’ fees as may be payable by the Company in accordance with its practice at the time.

Except as set forth in this subsection or elsewhere in this Proxy Statement, (i) none of the Nominees will receive any compensation from any member of Sessa Capital to serve as nominees for election or as a director, if elected, by the Company, and (ii) there are no understandings or arrangements between our Nominees and any other person pursuant to which any such Nominee was or is to be selected as a director or nominee.

Other Interests of the Participants

Set forth in the sections of this Proxy Statement titled “Proposal No. 1: Election of Directors—Nominees” and “Information About Sessa Capital and Other Participants” are (if applicable) the (a) names and the business addresses of each of the Participants, (b) the present principal occupation or employment of each of the Participants and (c) the name, principal business and address of any corporation or other organization in which such employment is carried on.

Mr. Petry is the founder of Sessa Capital and the manager of each of Sessa GP and Sessa IM GP. As such, Mr. Petry is entitled to receive any management fees paid to Sessa IM or performance-based allocations made to Sessa GP by Sessa.

Except as set forth in this subsection or elsewhere in this Proxy Statement, no Participant is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as set forth in this subsection or elsewhere in this Proxy Statement, no Participant and no associate of any Participant has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

No Participant has and no related person of any Participant has had or will have a direct or indirect material interest in any transaction since the beginning of the Company’s last fiscal year or any currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000.

During the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Except as set forth in this Proxy Statement, there are no material proceedings in which any of the Nominees or any of their respective associates is a party adverse to the Company or any of its subsidiaries, or material proceedings in which any Nominee or associate has a material interest adverse to the Company or any of its subsidiaries. During the last ten years, none of the Nominees were involved in any of the events described in Item 401(f) of Regulation S-K and that are material to an evaluation of the ability or integrity of any such Nominee to become a director of the Company.

The corporate governance standards of the Company, which are available on the Company’s website, provide that determination of independence shall be made in accordance with the definition of “independent” included in the applicable rules of the SEC, the listing standards of the NYSE and the independent director guidelines adopted by the Board from time to time. Sessa Capital has no knowledge of any facts that would prevent the determination that each of the Nominees is independent in accordance with the corporate governance standards of the Company and the pertinent listing standards of the NYSE and applicable rules of the SEC.

None of the Nominees or any of their respective associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company that is required to be disclosed under, or is subject to any arrangement described in, paragraphs (a)-(j) of Item 402 of Regulation S-K.

There exists no family relationship between any Nominee and any director or executive officer of the Company.

Except as otherwise disclosed in response to this section, there are no interlocking relationships that would have required disclosure had the Nominees been directors of the Company.

Any disclosures made in this Proxy Statement with respect to persons or entities other than Sessa Capital are made on information and belief after making inquiry to the appropriate party or after review of publicly-available information.

VOTING AND PROXY PROCEDURES

How do I vote by proxy?

If your shares are held in your name, you may vote by proxy by signing, dating and mailing the WHITE proxy card in the postage-paid envelope provided.

How do I vote shares that I hold through a broker, bank or other custodian?

If you hold shares through someone else, such as a broker, bank or other custodian, you will receive voting material from that firm. You can complete the WHITE voting form and return it as requested by the firm. If the firm offers Internet or telephone voting, the voting form will contain instructions on how to access and utilize those voting methods. If you hold your shares in a stock brokerage account or by a bank or other custodian, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other custodian and present it at the Annual Meeting.

What if I plan to attend the Annual Meeting, should I still submit a WHITE proxy card?

Whether or not you plan to attend the Annual Meeting, we urge you to submit a WHITE proxy card. Returning the enclosed proxy card will not affect your right to attend and vote at the Annual Meeting.

What if I want to revoke my proxy?

Any stockholder of record may revoke or change his or her proxy instructions at any time prior to the vote at the Annual Meeting by:

•	submitting a properly executed WHITE proxy card bearing a later date that will revoke all prior proxy cards;

•	attending the Annual Meeting and withdrawing his or her proxy by voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy); or

•	delivering written notice of revocation either to Sessa Capital c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155, or to the Corporate Secretary of AHP at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

If you hold your shares in a brokerage account or by a bank or other custodian, unless you have obtained a “legal proxy” from your bank, broker or other custodian, you will need to follow the instructions provided by your bank, broker or other custodian to revoke your voting form or submit a new voting form.

What should I do if I receive a proxy card solicited by the Company?

If you submit a proxy to us by signing and returning the enclosed WHITE proxy card, do not sign or return any proxy card solicited by the Company or follow any voting instructions provided by the Company unless you intend to change your vote, because only your latest-dated proxy will be counted.

If you have already sent a proxy card to the Company, or voted for its nominees through telephone or Internet voting procedures, you may revoke that vote and provide your support for our Nominees by signing, dating and returning the enclosed WHITE proxy card.

Who can vote?

Holders of Common Stock on the Record Date will be entitled to vote at the Annual Meeting. Each share of Common Stock entitles the holder to one vote. Based on publicly available information, there were 28,471,775 shares of Common Stock outstanding as of January 26, 2016.

If, prior to the Record Date, the Company issues any Penny Preferred and such issuance is not found invalid under applicable law, then holders of Penny Preferred may be entitled to vote together with Common Stock holders at the Annual Meeting, with each share of Penny Preferred entitled to one vote.

Stockholders who sell their shares before the Record Date (or acquire them after the Record Date) may not vote such shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell their shares after the Record Date.

What is the required quorum?

The presence, in person or by proxy, of holders of shares of Common Stock (and, if applicable, Penny Preferred) representing a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum.

What vote is required to elect the Nominees?

The affirmative vote of a plurality of all of the votes cast at the Annual Meeting will be required to elect the Nominees. Abstentions and broker non-votes, if any, will have no effect on the result of this vote.

What if I vote my shares on the WHITE proxy card, how many nominees will I be voting for?

We believe seven directors are to be elected to the Board at the Annual Meeting. If you vote on the WHITE proxy card, you will be able to vote for our five director nominees at the Annual Meeting, but will not be able to vote for the two remaining director seats up for election at the Annual Meeting.

Do I have appraisal rights?

Stockholders of the Company will not have rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the Annual Meeting.

YOUR VOTE IS EXTREMELY IMPORTANT. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY.

SOLICITATION; EXPENSES

Proxies may be solicited by mail, advertisement, telephone, internet, facsimile, other media and in person by Sessa and the Nominees. No additional compensation will be paid to Sessa or to the Nominees for the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward Sessa Capital’s solicitation material to their customers for whom they hold shares, and Sessa will reimburse them for their reasonable out-of-pocket expenses.

Sessa IM has retained Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies and for related services. Sessa IM will pay Innisfree an estimated fee of up to $300,000 and has agreed to reimburse it for certain out-of-pocket fees and expenses. Approximately 30 persons will be used by Innisfree in its solicitation efforts. Sessa IM has agreed to indemnify Innisfree against certain liabilities and expenses in connection with the solicitation.

The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by Sessa Capital. Although no precise estimate can be made at this time, Sessa currently estimates that the total expenses that Sessa Capital will incur in connection with the proxy solicitation will be approximately $1,000,000, approximately $500,000 of which has been incurred to date. To the extent legally permissible, if successful in the election of one or more of the Nominees, Sessa Capital currently intends to seek reimbursement from the Company for the costs of this solicitation. We do not currently intend to submit the question of such reimbursement to a vote of the stockholders of the Company.

BACKGROUND OF THIS SOLICITATION

Sessa Capital began investing in the Company in March 2015 because it believed that the Common Stock was undervalued.

On June 10, 2015, John E. Petry and another Sessa Capital representative met with members of the Company’s management following an investor conference. The parties discussed the Company’s operations and hotel holdings, the Company’s cost of capital and the fact that the Common Stock was trading at a significant discount to its net asset value.

On July 14, 2015, Mr. Petry and another Sessa Capital representative met with the Company’s Chairman Bennett. During the July meeting, the parties discussed the Company and related entities, the Company’s recent hotel acquisition and equity issuance, amendments to the Company’s advisory agreement with AINC and the Company’s discount to net asset value.

On August 28, 2015, the Company announced that it would explore a full range of strategic alternatives, including a possible sale of the Company.

On September 1, 2015, Mr. Petry sent a letter to the Board, expressing concerns over recent transactions approved by the Board and requesting that, in light of the strategic alternatives process announced by the Company, that the Company clarify the amount of fees to be paid to AINC in the event of a sale of the Company and, in particular, to establish a reasonable, upfront, set termination fee appropriate for the equity size of the Company and consistent with other externally-managed REITs. Mr. Petry expressed concern that the current advisory agreement with AINC, as amended as recently as June 10, 2015, creates a fee that is impossible to calculate, highly variable, and potentially disproportionate, making a fair strategic process impossible.

On September 2, 2015, Sessa Capital filed a statement on Schedule 13D with the SEC disclosing its beneficial ownership of approximately 7.2% of the then-outstanding Common Stock.

On December 10, 2015, Mr. Petry sent a letter to the Board, expressing continuing concerns over the Board’s handling of the Company’s review of strategic alternatives and corporate governance matters, and in particular the outsized termination fee apparently payable upon termination of the Company’s advisory agreement with AINC.

On December 11, 2015, Sessa Capital filed an amendment to its Schedule 13D to disclose its beneficial ownership of approximately 8.2% of the then-outstanding Common Stock and the December 10th letter to the Board.

On December 21, 2015, Sessa Capital’s representatives requested that AHP provide the form of director and officers’ questionnaire required to be completed by all nominees under AHP’s bylaws. In response, AHP’s representatives suggested a meeting between Sessa Capital’s representatives and Curtis B. McWilliams, AHP’s lead director. On January 5, 2016, Mr. Petry and another Sessa Capital representative met with two members of the Board, Mr. McWilliams and W. Michael Murphy. The parties discussed the concerns Sessa Capital raised in prior correspondence to AHP. On January 7, 2016, Mr. Petry sent a letter to Messrs. McWilliams and Murphy thanking them for taking time to meet and expressing Sessa Capital’s continuing concerns with respect to AHP. On January 8, 2016, Sessa Capital filed an amendment to its Schedule 13D disclosing such letter. On January 8, 2016, AHP finally delivered the questionnaire requested on December 21, 2015.

On January 14, 2016, Sessa notified AHP that Sessa intended to nominate the Nominees for election to the Board at the Annual Meeting. On January 15, 2016, Sessa Capital issued a press release announcing such nomination and filed an amendment to its Schedule 13D disclosing such nomination and press release.

On February 2, 2016, AHP announced that its Board had approved the issuance of 4.375 million shares of preferred stock for a $.01 per share to holders of units in AHP’s operating partnership. The new preferred shares purport to be entitled to vote on a share-for-share basis with the Common Stock and would constitute 13.3% of the voting shares. On February 2, Sessa Capital issued a press release stating that Sessa Capital believed the share issuance infringed on the rights of the Company’s common stockholders by diluting their voting power through the sale of voting shares to insiders for $.01 per share.

On February 3, 2016, Sessa Capital filed suit against the Company, the Company’s directors, AINC and Ashford Hospitality Advisors LLC seeking a ruling that that the directors of the Company breached their fiduciary duties by inserting the Proxy Penalty into the Company’s advisory agreement with AINC. The lawsuit further seeks a ruling that AINC aided and abetted the directors’ breach of fiduciary duty.

On February 17, 2016, Sessa Capital announced that it sent a letter to the NYSE protesting potential violations of certain NYSE rules that arose from AHP’s February 1, 2016 decision to sell Penny Preferred to AHP management and related parties. In the letter to the NYSE, Sessa Capital questioned whether the Penny Preferred violates NYSE rules meant to protect stockholders’ rights, including those pertaining to the reduction of voting rights of common stockholders and requiring stockholder approval for stock issuances to insiders.

Sessa understands that, on February 25, 2016, the Company filed a lawsuit against Sessa Capital and the Nominees alleging violations of the SEC’s rules relating to proxy and Schedule 13D disclosures. Sessa believes the suit is without merit and intends to vigorously defend itself and the other Participants.

Sessa Capital plans to launch the website FixAshfordPrime.com on February 26, 2016, to provide stockholders with information about Sessa Capital’s proxy solicitation and the Nominees.

INFORMATION ABOUT THE COMPANY

Based upon documents publicly filed by the Company, the mailing address of the principal executive offices of the Company is 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

Certain information regarding the compensation of directors and executive officers and certain other matters regarding the Company and its officers and directors is required to be contained in the Company’s proxy statement. Certain other information regarding the Annual Meeting, as well as procedures for submitting proposals for consideration at the 2017 Annual Meeting, is also required to be contained in the Company’s proxy statement. To review this information, please refer to the Company’s proxy statement when it becomes available.

The information concerning the Company contained in this Proxy Statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although Sessa Capital has no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement that are made in reliance on publicly available information are inaccurate or incomplete, to date we have not had access to the books and records of the Company related to such information and statements, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements. All information relating to any person other than the Participants is based only on the knowledge of Sessa Capital.

FORWARD LOOKING STATEMENTS

This Proxy Statement may include forward-looking statements that reflect Sessa Capital’s current views with respect to future events. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” or similar words are often used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Any forward-looking statements made in this Proxy Statement are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Sessa Capital will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business, operations or financial condition. Except to the extent required by applicable law, Sessa Capital undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

OTHER MATTERS

Except as set forth in this Proxy Statement, including the possible ratification of the appointment of the Company’s independent registered public accounting firm, Sessa Capital is not aware of any other matter to be considered at the Annual Meeting. However, if Sessa Capital learns of any other proposals made at a reasonable time before the Annual Meeting, Sessa Capital will either supplement this Proxy Statement and provide stockholders with an opportunity to vote by proxy directly on such matter or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the WHITE proxy card solicited by Sessa Capital will vote such proxies in their discretion on such matters.

Appendix A

COMMON STOCK TRANSACTIONS IN ASHFORD HOSPITALITY PRIME, INC.

The following transaction history shows purchases and sales of securities of the Company effected during the past two years by the Participants (amounts in parentheses indicate a sale of shares):

Sessa Capital (Master), L.P.:

Trade Date	Shares of Common Stock
03/09/15	4,872
03/10/15	24,933
03/11/15	27,455
03/12/15	300
04/09/15	26,920
04/13/15	6,500
04/14/15	16,860
04/16/15	4,536
04/16/15	1,300
04/17/15	53,900
04/20/15	58,709
04/21/15	46,494
04/27/15	5,800
04/29/15	8,078
04/30/15	25,000
04/30/15	14,503
05/01/15	1,950
05/01/15	8,405
05/04/15	81,286
05/05/15	200
05/06/15	4,300
05/07/15	1,000
05/08/15	2,100
05/11/15	16,209
05/12/15	4,715
05/12/15	56,000
05/13/15	16,910
05/21/15	9,391
05/22/15	25,463
05/26/15	33,303
05/26/15	200,000
05/27/15	4,200
05/28/15	12,748
05/29/15	25,000
06/01/15	25,000

Trade Date	Shares of Common Stock
06/02/15	600
06/03/15	8,225
06/04/15	2,000
06/04/15	11,721
06/05/15	26,700
06/05/15	31,225
06/08/15	65,379
06/09/15	8,575
07/22/15	(4,500)
08/07/15	40,067
08/07/15	16,609
08/12/15	124,756
08/13/15	10,000
08/13/15	50,000
08/17/15	35,200
08/18/15	14,000
08/19/15	20,100
08/19/15	25,000
08/20/15	25,000
08/21/15	36,500
08/21/15	15,200
08/25/15	83,705
08/25/15	23,362
08/25/15	25,000
08/26/15	36,234
08/26/15	62,051
08/27/15	5,901
08/27/15	109,567
08/28/15	125,072
08/28/15	71,700
08/31/15	100,918
11/16/15	56,600
11/18/15	50,000
11/23/15	9,550
11/24/15	30,000
11/25/15	35,000
12/03/15	75,630
12/03/15	100
12/07/15	13,639

Philip B. Livingston:

Trade Date	Shares of Common Stock
01/19/16	4,000

IMPORTANT

Please review this Proxy Statement and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.

1. If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card to Innisfree in the postage-paid envelope provided, today.

2. If you have previously signed and returned a proxy card to the Company, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to the Company by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the Annual Meeting by delivering a written notice of revocation or a later dated proxy for the Annual Meeting to Innisfree or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only such firm, nominee or other institution can vote your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE voting form in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE proxy card to be issued representing your shares.

4. After signing the enclosed WHITE proxy card, do not sign or return the Company’s proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

If you have any questions concerning this Proxy Statement, would like to request additional copies of this Proxy Statement, or need help voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free: (888) 750-5834

Banks and brokers call collect: (212) 750-5833

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED ▼

ASHFORD HOSPITALITY PRIME, INC.

2016 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY SESSA CAPITAL

THE BOARD OF DIRECTORS OF ASHFORD PRIME IS NOT SOLICITING THIS PROXY

The undersigned hereby appoint(s) John E. Petry, Andrew Moin and Jae Hong, and each of them, as proxies (each and any substitute, a “Proxyholder”) with full power of substitution and with discretionary authority to vote all shares of Ashford Hospitality Prime, Inc. (the “Company” or “Ashford Prime”) which the undersigned would be entitled to vote if personally present at the 2016 Annual Meeting of Stockholders of the Company, and including any adjournments or postponements thereof and any meeting called in lieu thereof (the “Annual Meeting”), on all matters coming before the Annual Meeting.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the voting shares of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named Proxyholders, their substitutes, or any of them may lawfully take by virtue hereof. Other than the proposals set forth on the reverse side of this card, Sessa Capital is not aware of any other matters to be considered at the Annual Meeting. However, should other matters, unknown a reasonable time before the Annual Meeting, be brought before the Annual Meeting, each Proxyholder will vote on such matters in their discretion. If properly executed, this proxy will be voted as directed on the reverse side and each Proxyholder will vote in his or her discretion with respect to any other matters, unknown a reasonable time before the Annual Meeting, as may properly come before the Annual Meeting.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES SET FORTH IN PROPOSAL NO. 1 AND YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO “ABSTAIN” FROM VOTING WITH RESPECT TO PROPOSAL NO. 2.

CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED ▼

☒	Please mark your votes as in this example using dark ink only.

SESSA CAPITAL RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF SESSA CAPITAL’S NOMINEES SET FORTH IN SESSA CAPITAL’S PROPOSAL NO. 1.

PROPOSAL NO. 1: APPROVAL OF SESSA CAPITAL’S PROPOSAL TO ELECT DIRECTORS:

Nominees: (01) Lawrence A. Cunningham (02) Philip B. Livingston (03) John E. Petry (04) Daniel B. Silvers (05) Chris D. Wheeler

☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	☐	FOR ALL NOMINEES EXCEPT

NOTE: If you do not wish for your shares to be voted “FOR” a particular Nominee, mark the “FOR ALL NOMINEES EXCEPT” box and write the surname(s) or number(s) of the nominee(s) you do not support on the line below. Your shares will be voted for the remaining Nominee(s).

PROPOSAL NO. 2: IF PRESENTED AT THE ANNUAL MEETING, APPROVAL OF THE COMPANY’S PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP (OR SUCH OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AS MAY BE APPOINTED BY THE COMPANY’S AUDIT COMMITTEE AND SET FORTH IN THE COMPANY’S PROXY STATEMENT FOR THE ANNUAL MEETING) AS THE COMPANY’S REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016:

FOR	AGAINST	ABSTAIN
☐	☐	☐

Date:	2016

(Signature)

(Signature, if held jointly)

(Title, if applicable)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, CORPORATE OFFICERS, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) ON THIS PROXY.